Exhibit 10.2

September 19, 2025

VIA EMAIL to Gavin Hattersley

Dear Gavin,

Thank you again for your long and meritorious service with Molson Coors, building and evolving our Company into what it is today. In line with our recent discussions and in anticipation of your upcoming retirement, I am excited you have agreed to continue to support the business as Special Advisor through the end of the calendar year. As agreed, you will begin your advisory role on October 1, 2025, working to support your successor as President and CEO and to offer advice and counsel to me and the rest of the Board as requested.

You will remain an at-will employee during this period, reporting to the successor President and CEO. Your annual salary for this role will remain at its current level of USD $1,350,000 per year, payable on the normal US payroll cycle and subject to applicable withholding taxes and deductions. You will continue to vest in existing short- and long-term incentive awards outstanding according to their terms and as governed by the applicable plan but will not be eligible for new incentive awards. You will continue to be eligible for existing employee benefits, including health insurance, retirement plan participation, executive medical, monthly beer, and executive financial planning.

It is agreed that during your duration in the role of Special Advisor you will not be eligible to draw upon any of your existing vested retirement benefits, including retiree health care, until the end of your employment, according to the terms of the various plans. A notable exception to this is the Employees’ Retirement and Savings Plan (our 401(k) plan) which permits withdrawals in normal course after age 59½ is reached. Details on each of those plans and amounts will be provided separately upon your request.

Upon the conclusion of your advisory role on December 31, 2025, you will retire, receiving in normal course the benefits accrued during your long service with the Company. You will not be eligible for severance.

By accepting this offer, you acknowledge and agree that you will still be subject to Molson Coors’ policies as well as all agreements you previously signed, including your Non-Compete Agreement, Non-Solicitation of Employees Agreement, Confidentiality & IP Agreement, and Use of Employee’s Likeness Agreement.

Further, by this letter I certify on behalf of the Board that you have worked in good faith to arrive at a mutually agreeable time period for giving the Board prior notice of your intention to retire and a mutually agreeable transition plan for your retirement, as such elements relate to existing conditions for continued vesting of your outstanding equity awards. Of note, you must still enter into and comply with the terms of an extended Confidentiality & IP Agreement and Non-Compete Agreement to fully satisfy the conditions in those awards.

320 South Canal Street | Chicago IL 60606 | 800-645-5376 | www.molsoncoors.com

Gavin, on behalf of myself, Geoff, our families, and the rest of the Board, thank you again for your service to the Company, and I look forward to continuing our relationship as you transition into a well-deserved retirement.

Sincerely,

/s/ David Coors
David Coors, Chair of the Board

Accepted:

/s/ Gavin Hattersley
Gavin Hattersley

320 South Canal Street | Chicago IL 60606 | 800-645-5376 | www.molsoncoors.com